U.S. Executive Offices P.O. Box 0445 155 Chestnut Ridge Road Montvale, NJ 07645

September 8, 2008

Mr. Richard Weller
13867 Coldwater Drive
Carmel, IN 46032

Dear Rick,

Congratulations on your promotion to Vice President and Controller. This position will be located in Davidson, NC. The following summarizes the changes to your compensation and benefits as a result of your promotion.

1.
Your starting base salary will be at an annual rate of $330,000 (three hundred, thirty thousand U.S. dollars) paid monthly, which represents a 10% promotional increase. This will be effective September 1, 2008.

2.
Your AIM annual target opportunity will remain at 60% of base salary. Actual AIM awards depend upon your performance and the performance of Ingersoll-Rand Company Limited. For performance year 2008, this variable pay award will be prorated using the respective metrics for the positions you have held. In addition, for the eight months you served as the Finance Team Leader for the Trane Integration you will still be eligible for the additional integration incentive per the letter of January 23, 2008.

3.
Your annual 2008 stock option award target opportunity (payable February 2009) will remain at 65% of base salary. Annual stock option awards are contingent on and variable with your performance and the Company’s financial performance, specifically, earnings per share against plan.

4.
You have been approved to be a participant in the IR Performance Share Program (PSP) for a target award level of 5,000 performance shares starting performance year 2008, which will be awarded in February 2009. Awards under the IR Performance Share Program are both contingent on and variable with achievement of specific objectives. The objectives are established each year by the Chairman and the Compensation Committee of the Board of Directors. Individual awards from this program will become 100% vested 12 months following the award date and will be settled in Ingersoll Rand common stock. Your PSP award opportunity for performance year 2008 (awarded February 2009) will be prorated. Participation in the PSP includes stock ownership requirements, which will be described in greater detail in a separate letter.

As part of the Trane integration process, teams have been formed to work on the development of a redesigned Long Term Incentive (LTI) Program for the combined enterprise, which is expected to be in place by January 1, 2009. You will receive information on the new LTI program shortly.

5.
This position is eligible for participation in the Elected Officer Supplemental Program (EOSP). The EOSP is a non-qualified defined benefit pension plan that substantially augments IR’s qualified pension plan and, as its name denotes, is reserved for elected officers of the company. The EOSP vests at age 55 with 5 years of service. A brief summary is enclosed.

Rick Weller	2	September 8, 2008

6.
Also, as an elected officer, you will be given a standard Change in Control Agreement, which provides economic security in the form of cash payments and guaranteed coverage under certain benefit plans in the event of job loss caused by the sale of all (or a substantial part of) the Company.

7.
As an elected officer, you are eligible for financial and retirement counseling services through AYCO, a division of Goldman-Sachs. This service includes investment strategy and tax filing assistance. A portion of the cost for these services is imputed to your annual income. A representative from AYCO will contact you.

8.
You will be provided a company automobile in accordance with our Company car policy, which in your case provides an executive automobile with a purchase value of up to $40,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes.

9.	You will be eligible for the Company’s Relocation Program including up to one-year temporary housing support up to $2,500 per month in Davidson, NC.

Rick, congratulations again on your promotion. If you have any questions regarding the changes in your compensation and benefits, please contact Marcia Avedon (201-573-3563) or Paul Henry (201-573-3025).

Sincerely,

Steve Shawley
Senior Vice President and
Chief Financial Officer

cc:	Marcia Avedon
Paul Henry

Attachments:	Elected Officer Supplemental Program (EOSP)
Executive Car Program
AYCO Financial Services

Offer Accepted By:

Rick Weller	Date